Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-271549, 333-272125, 333-284521 and 333-291004 on Form F-3 and Registration Statement Nos. 333-266060, 333-274575, 333-282426, 333-286001 and 333-293069 on Form S-8 of our reports dated March 31, 2026, relating to the consolidated financial statements of Belite Bio, Inc and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 20-F for the year ended December 31, 2025.

/S/ Deloitte & Touche

Taipei, Taiwan

Republic of China

March 31, 2026